Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE FIRST

QUARTER ENDED MAY 4, 2013

– Company updates outlook for balance of 2013 –

Contact:	Julia Bentley
(865) 981-6243
julia_bentley@saksinc.com
www.saksincorporated.com

New York, New York (May 21, 2013)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the first quarter ended May 4, 2013.

Overview of Results for the First Quarter Ended May 4, 2013

For the first quarter ended May 4, 2013, the Company posted net income of $20.0 million, or $.13 per diluted share. The results included after-tax items totaling $10.1 million comprising $2.3 million of store closing costs and a $7.8 million non-cash loss on extinguishment of debt related to the Company’s redemption of its $230 million 2% Convertible Senior Notes. Excluding these items, the Company would have recorded net income of $30.1 million, or $.19 per share, for the first quarter ended May 4, 2013.

For the prior year first quarter ended April 28, 2012, the Company posted net income of $32.1 million, or $.18 per diluted share. The results included after-tax items totaling $0.6 million comprising $0.4 million of pre-opening costs associated with the 2012 opening of the Company’s new Tennessee fulfillment center and $0.2 million of store closing expenses. Excluding these items, the Company would have recorded net income of $32.7 million, or $.19 per share, for the first quarter ended April 28, 2012.

Comments on the First Quarter Ended May 4, 2013

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “I am pleased with our first quarter comparable store sales growth of 5.9%, which was on top of a solid 4.8% increase in last year’s first quarter. I am also pleased that we maintained a 44.4% gross margin rate, which was flat with last year, in an increasingly promotional environment. As expected, we experienced SG&A deleverage in the quarter as we continued to invest in our omni-channel and other important initiatives.”

The fiscal year ended February 2, 2013 included an extra week, creating a 53-week fiscal year that occurs every six years in the accounting cycle for many retailers, versus a 52-week fiscal year in other years. This 53rd week and later fiscal year end has pushed each of the quarter ends in 2013 later than in the prior year and is distorting certain comparisons. Adjusting for this distortion (comparing the 13 weeks ended May 4, 2013 with the 13 weeks ended May 5, 2012), the current year first quarter comparable store sales increase would have been approximately 4.2%.

“Several merchandise categories showed sales strength during the first quarter, including women’s contemporary and advanced designer apparel; dresses; women’s shoes; handbags; children’s apparel; and men’s accessories, shoes, and contemporary apparel,” Sadove continued. “The New York City flagship store sales performance was positive but modestly below the comparable store sales increase of the Company’s Saks Fifth Avenue stores in the aggregate for the quarter.”

As a percent of sales (excluding certain items), SG&A expenses were 26.7% in the first quarter this year compared to 25.2% in the prior year first quarter. As anticipated, the Company experienced deleverage in the quarter primarily related to incremental expenses to support its omni-channel and Project Evolution (technology) initiatives as well as additional marketing expenses targeted to maximize omni-channel revenues.

The Company generated operating income (excluding certain items) of 7.5% of sales in the current year first quarter compared to 8.7% in the prior year first quarter.

Balance Sheet Highlights

Consolidated inventories at May 4, 2013 totaled $856.4 million. This represents a 7.9% increase over the prior year on both a total and comparable stores basis. Quarter-end inventory levels were also somewhat distorted due to the later fiscal quarter end this year of May 4 compared to April 28 last year. There were more receipts in the first week of May this year than in the last week of April last year, as it is typical for merchandise receipts to be more concentrated early in the month. Adjusting for this distortion, the Company’s comparable store inventories would have increased by approximately 6.0% at quarter end.

During the quarter, the Company amended its existing revolving credit agreement, increasing the maximum availability from $500 million to $600 million and extending the maturity date to March 28, 2018 from March 29, 2016 previously. The amendment also favorably revised certain terms of the existing revolving credit facility, including the interest rates and unused line fees. The new interest rates vary with usage and are in the range of LIBOR plus 1.5% to 2.0% compared to LIBOR plus 2.0% to 2.5% previously. The unused line fees also vary with usage and decreased to 0.25% to 0.375% per annum from 0.375% to 0.50% per annum previously.

In addition, in the first quarter, Saks redeemed the entire balance of its $230.0 million outstanding principal amount of the 2.0% Convertible Senior Notes due March 15, 2024 using cash on-hand and availability under the Company’s revolving credit facility. No shares were issued in the settlement of the Notes.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discount (the difference between the convertible rate and a nonconvertible borrowing rate) on the Company’s remaining convertible note issuance is being accreted to interest expense through the note maturity date. Accordingly, at May 4, 2013, $2.7 million of the remaining $91.2 million 7.5% convertible notes balance was classified in equity.

During the quarter, the Company repurchased approximately $255,000 of common stock (24,200 shares at an average price per share of $10.52).

At the end of the first quarter, the Company had approximately $20.0 million of cash on hand and $175.0 million of outstanding borrowings on its revolving credit facility.

Funded debt (including the balance on the revolving credit facility, capitalized leases, senior notes, and the debt and equity components of the convertible debenture) at May 4, 2013 totaled approximately $319.6 million, and debt-to-capitalization was 21.5% (without giving effect to cash on hand).

Net capital spending for the first quarter ended May 4, 2013 totaled approximately $53.3 million.

Outlook for the Balance of 2013

Sadove continued, “2013 is another important transformational year for Saks as we continue our omni-channel evolution. We are making strategic long-term investments in infrastructure and technology (Project Evolution) that will enable us to further enhance our omni-channel capabilities. These investments will continue to place pressure on our near-term profitability; however, we are taking the right actions and a long-term approach to the business. We are positioning our Company for future revenue and earnings growth.”

The Company has increased its anticipated 2013 SG&A expenses above original expectations, primarily due to two factors. First, the Company expects to incur approximately $5 million to $6 million of additional expenses related to Project Evolution. Second, the Company has accelerated the planned launch of OFF5TH.com into fall 2013 (from 2014 previously) and will incur approximately $5 million to $6 million of start-up and incremental operating expenses associated with this project.

Sadove noted, “Project Evolution is key to our omni-channel transformation. It can be difficult to project all expenses associated with a multi-year project of this magnitude. As we have gotten further along in the process, we generally remain on schedule but expect to incur more expenses in 2013 than we initially anticipated. Our expected total capital investment in the project remains unchanged at approximately $85 million to $95 million. We remain absolutely confident that this investment is the right one for the business.

“We are very excited about the launch of OFF5TH.com. As the ecommerce business has evolved, it is clear that an omni-channel opportunity exists for us in the outlet channel. We have accelerated our efforts in this area and believe that OFF5TH.com will position us as an omni-channel retailer in the off-price arena.”

The Company’s assumptions for the balance of 2013 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•	Comparable store sales growth in the 4% to 6% range for the balance of the year, with modestly higher growth in the second half of the fiscal year than in the second quarter.

•	Comparable store inventory levels are expected to be up in the 4% to 5% range throughout the balance of the year.

•

Based upon current inventory levels and composition and the Company’s promotional calendar and permanent markdown cadence, the Company expects its year-over-year gross margin rate to be relatively flat for the balance of the year.

•

As a percent of sales on a year-over-year basis, the Company expects approximately 90 to 100 basis points of SG&A expense deleverage in the second quarter and approximately 50 to 60 basis points of deleverage in the third quarter. For the fourth quarter, the Company expects the SG&A expense rate to be relatively flat, bringing the SG&A deleverage for the full fiscal year to approximately 70 to 80 basis points. Year-over-year comparisons of the 2013 SG&A expense rate for the fourth quarter and full fiscal year are being negatively impacted by the 14-week fourth quarter and the 53-week fiscal year in 2012, which modestly enhanced the prior year expense leverage. For the year, SG&A dollar increases primarily are expected to arise from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions), investment spending to support the Company’s omni-channel initiatives, incremental spending on Project Evolution (outlined above), expenses associated with the planned launch of OFF5TH.com (outlined above), and targeted incremental marketing spending.

•

Other Operating Expenses (rent, depreciation, and taxes other than income taxes) are expected to total approximately $82 million for the second quarter of 2013 and approximately $170 million to $173 million for the second half of 2013, bringing the total for the full fiscal year to approximately $333 million to $336 million. The increase over the prior year is being driven primarily by higher depreciation on incremental capital spending, increased rent expense related to Project Evolution and new OFF 5TH stores, and higher taxes other than income taxes (primarily payroll, sales and use taxes, and property taxes). Approximately $5 million of the year-over-year increase relates to Project Evolution. Depreciation and amortization, which is included in the above amount, should approximate $132 million for the full year.

•	Based on existing debt arrangements and interest rates, interest expense should approximate $23 million to $24 million for the full fiscal year.

•	An effective tax rate of approximately 41.0% for the year.

•

A basic common share count of approximately 146 million for the second quarter and a diluted common share count of approximately 165 million for both the third and fourth quarters. Share counts used in earnings per share calculations will fluctuate by quarter during the year based on income levels, convertible debt, and equity awards.

•

Net capital expenditures of approximately $145 million to $155 million for the full year. Approximately $75 million relates to Saks Fifth Avenue store renovations, new vendor shops, and the purchase of two surface parking lots used by the Beverly Hills store. Approximately $55 million relates to Project Evolution and other information technology enhancements, and the balance primarily relates to OFF 5TH and maintenance capital.

Management estimates that the 53rd week (discussed previously) represented approximately $42 million in incremental revenues and incremental diluted earnings per share of approximately $.03 for the fiscal year ended February 2, 2013.

Sales Detail

Total sales numbers below represent owned department sales, leased department commissions, shipping and handling revenue, and sales return adjustments for Saks Fifth Avenue stores, Saks Fifth Avenue OFF 5TH stores, and Saks Direct. Total sales (in millions) for the first quarter ended May 4, 2013 compared to last year’s first quarter ended April 28, 2012 were:

	This Year	Last Year	Total Increase	Comparable Increase
First Quarter	$793.2	$753.6	5.3%	5.9%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
First Quarter	$12.2	$11.1

Other Information

For the current year first quarter ended May 4, 2013, the Company’s 7.5% convertible notes were dilutive; therefore, the applicable shares (approximately 16.5 million) were added to the weighted average shares outstanding and the applicable after-tax interest expense (approximately $1.7 million) was added to net income for the diluted earnings per share calculation. Also, the Company’s 2% convertible debt was dilutive until the March 15, 2013 announcement of the redemption of the notes for cash; therefore the applicable pro rata shares (approximately 8.7 million) were added to the weighted average shares outstanding and the applicable pro rata after-tax interest expense (approximately $.7 million) was added to net income for the fully diluted earnings per share calculation.

For the prior year first quarter ended April 28, 2012, the Company’s two convertible debt instruments were dilutive; therefore, the applicable shares (approximately 40.9 million) were added to the weighted average shares outstanding and the applicable after-tax interest expense (approximately $4.155 million) was added to net income for the fully diluted earnings per share calculation.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, May 21, 2013 to discuss results for the first quarter ended May 4, 2013. To participate, please call (201) 689-8874 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (201) 612-7415 (account number 378; conference ID number 393386 ).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://phx.corporate-ir.net/phoenix.zhtml?c=110111&p=irol-irhome. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “E-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 42 Saks Fifth Avenue stores, 66 Saks Fifth Avenue OFF 5TH stores, and saks.com. Saks Fifth Avenue is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Capital One Financial Corporation; geo-political risks; weather conditions and natural disasters; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED) Three Months Ended
	May 4, 2013		April 28, 2012
Net sales	$793,195	100.0%	$753,607	100.0%
Cost of sales	441,144	55.6%	419,142	55.6%

Gross margin	352,051	44.4%	334,465	44.4%
Selling, general and administrative expenses	211,525	26.7%	190,024	25.2%
Other operating expenses:
Property and equipment rentals	27,978	3.5%	26,161	3.5%
Depreciation and amortization	29,318	3.7%	28,850	3.8%
Taxes other than income taxes	23,799	3.0%	23,378	3.1%
Store pre-opening costs	198	0.0%	846	0.1%
Impairments and dispositions	3,800	0.5%	310	0.0%

Operating income	55,433	7.0%	64,896	8.6%
Other income (expense):
Interest expense	(7,803)	-1.0%	(9,407)	-1.2%
Loss on extinguishment of debt	(13,012)	-1.6%	—	0.0%
Other income, net	82	0.0%	823	0.1%

Income before income taxes	34,700	4.4%	56,312	7.5%
Provision for income taxes	14,705	1.9%	24,167	3.2%

Net income	$19,995	2.5%	$32,145	4.3%

Earnings per share:
Basic	$0.14		$0.21
Diluted	$0.13		$0.18
Weighted-average common shares:
Basic	145,163		154,678
Diluted	172,677		199,143

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	(UNAUDITED)
	May 4, 2013	April 28, 2012
ASSETS
Current assets
Cash and cash equivalents	$20,050	$189,032
Merchandise inventories	856,435	793,517
Other current assets	101,772	101,855
Deferred income taxes, net	64,713	76,734

Total current assets	1,042,970	1,161,138
Property and equipment, net	911,917	867,668
Deferred income taxes, net	119,838	134,672
Other assets	11,559	25,715

TOTAL ASSETS	$2,086,284	$2,189,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$152,323	$155,046
Accrued expenses	277,879	213,462
Accrued compensation and related items	38,937	43,805
Current portion of long-term debt	100,572	8,744

Total current liabilities	569,711	421,057
Long-term debt	216,325	372,983
Other long-term liabilities	131,930	157,738

Total liabilities	917,966	951,778
Commitments and contingencies
Shareholders’ equity	1,168,318	1,237,415

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,086,284	$2,189,193